Exhibit 99.1

Phone 440.684.9600 Fax 440-646.0484 info@freedoniagroup.com

CONSENT OF THE FREEDONIA GROUP, INC.

We hereby consent to the references to our company’s name in the 2012 Annual Report on Form 10-K of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the 2012 Annual Report on Form 10-K from Table IV-4 and Table 11-10 from our report World Industrial Silica Sand, October 2012. We also hereby consent to the filing of this letter as an exhibit to the 2012 Annual Report on Form 10-K.

THE FREEDONIA GROUP, INC.

By:	/s/ Corinne Gangloff
Name: Corinne Gangloff
Title: Media Relations Director

February 26, 2013

The Freedonia Group, Inc.        767 Beta Drive        Cleveland, OH 44143-2326        www.Freedoniagroup.com